Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

Medical Properties Trust, Inc.

The following table sets forth Medical Properties, Inc.’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Year Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2015	Six Months Ended June 30, 2016
Income From Continuing Operations Before Income Taxes	$12,070	$72,712	$89,803	$50,864	$141,101	$112,335
Fixed Charges	58,964	60,011	68,654	101,914	126,887	82,213
Amortization of Capitalized Interest	204	227	271	318	355	163
Capitalized Interest	(896)	(1,596)	(1,729)	(1,860)	(1,425)	(1,224)
Earnings	$70,342	$131,354	$156,999	$151,236	$266,918	$193,487
Interest Expense/Debt Refinancing Costs	$58,026	$58,243	$66,746	$99,854	$125,252	$80,874
Portion of Rent Related to Interest	42	172	179	200	210	115
Capitalized Interest	896	1,596	1,729	1,860	1,425	1,224
Fixed Charges	$58,964	$60,011	$68,654	$101,914	$126,887	$82,213
Preferred Stock Dividends	—	—	—	—	—	—
Combined Fixed Charges and Preferred Stock Dividends	$58,964	$60,011	$68,654	$101,914	$126,887	$82,213
Ratio of Earnings to Fixed Charges	1.19x	2.19x	2.29x	1.48x	2.10x	2.35x

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For these purposes, “earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the interest portion of rent.

Computation of Ratio of Earnings to Fixed Charges

MPT Operating Partnership, L.P.

The following table sets forth MPT Operating Partnership, L.P.’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Year Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2015	Six Months Ended June 30, 2016
Income From Continuing Operations Before Income Taxes	$12,087	$72,712	$89,803	$50,864	$141,101	$112,335

Fixed Charges	58,964	60,011	68,654	101,914	126,887	82,213
Amortization of Capitalized Interest	204	227	271	318	355	163
Capitalized Interest	(896)	(1,596)	(1,729)	(1,860)	(1,425)	(1,224)
Earnings	$70,359	$131,354	$156,999	$151,236	$266,918	$193,487
Interest Expense/Debt Refinancing Costs	$58,026	$58,243	$66,746	$99,854	$125,252	$80,874
Portion of Rent Related to Interest	42	172	179	200	210	115
Capitalized Interest	896	1,596	1,729	1,860	1,425	1,224
Fixed Charges	$58,964	$60,011	$68,654	$101,914	$126,887	$82,213
Preferred Stock Dividends	—	—	—	—	—	—
Combined Fixed Charges and Preferred Stock Dividends	$58,964	$60,011	$68,654	$101,914	$126,887	$82,213
Ratio of Earnings to Fixed Charges	1.19x	2.19x	2.29x	1.48x	2.10x	2.35x

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For these purposes, “earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the interest portion of rent.